EXHIBIT 10(F)

CONSULTING AGREEMENT

            This Consulting Agreement (the "Agreement") is entered into as of the 26th day of August, 2004 by and between Brinker International, Inc., a Delaware corporation (the "Company"), and Ronald A. McDougall ("McDougall").

            McDougall is currently serving as the Chairman of the Board of the Company.  The Company and McDougall wish to make arrangements for McDougall's continued service to the Company after November 4, 2004, at which time McDougall will cease to be a Director of the Company.

            In consideration of the mutual undertakings of the parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and McDougall hereby agree as follows:

1.                  Consulting Services to be Provided.  Beginning November 4, 2004 (Commencement Date) McDougall shall provide such consulting services to the Company, as the Board of Directors of the Company or the Chief Executive Officer shall reasonably request.  McDougall shall devote such time to the performance of such services as shall be reasonably necessary.  The parties acknowledge that the amount of time necessary will vary with the nature of the services requested.  If McDougall becomes less than fully disabled (as determined pursuant to the procedure set forth in Section 5(c) hereof), McDougall agrees to use his best efforts to perform such duties, as his partial disability will allow.

2.                  Term.  The "term" shall commence on November 4, 2004 and, unless earlier terminated pursuant to Section 5. hereof, shall terminate on November 3, 2006 (the "Term").

3.                  Compensation.  McDougall's compensation shall be $150,000 per annum, payable in quarterly installments commencing November 4, 2004.

4.                  Expense Reimbursement.  After the Commencement Date, McDougall will be reimbursed by the Company for all reasonable, properly documented out-of-pocket expenses actually incurred or paid by McDougall during the Term in the performance of McDougall's consulting services under this Agreement, including entertainment of employees and franchisees, provided same is done in accordance with the guidelines of the Company

5.                  Termination of Consulting Services.  The provision of consulting services by McDougall pursuant to this Agreement will terminate upon the occurrence of any of the following events:

a.       Termination of Consulting Services Upon Death.  The provision of consulting services hereunder by McDougall shall terminate upon his death.  Upon termination due to death, McDougall's right to all compensation and benefits hereunder shall terminate as of the date of death, except that McDougall's estate shall be entitled to receive the compensation described in Section 3 hereof earned and accrued, and reimbursement for expenses incurred, prior to the date of death.

b.      Termination of Consulting Services for Cause.  The provision of consulting services hereunder by McDougall may be terminated by the Company "For Cause" if McDougall (i) is convicted by a court of law or jury, after all appeals, of a felony, any crime involving moral turpitude under federal, state, or local laws, or any crime involving the Company, (ii) upon the recommendation of the Compensation Committee of the Board of Directors, is found by the Board of Directors of the Company (after McDougall and his attorney are provided a full and complete opportunity to hear the evidence against him and present his defense) (A) to have engaged in either willful and repeated failure to perform his duties hereunder or gross neglect as defined in the laws of the State of Texas or (B) to have repeated and willfully engaged in acts which might, beyond a reasonable doubt, bring the Company into disrepute, contempt, scandal and ridicule, (iii) is convicted, after all appeals, of fraud, misappropriation or embezzlement in the performance of his duties hereunder, or (iv) breaches any of the covenants contained in Section 6 or Section 7 of this Agreement.  In the case of Section 5.(b)(ii) hereof, McDougall shall have an opportunity, prior to termination, to participate in a full hearing before the Board of Directors of the Company, and shall have the right to appeal any adverse decision by the Board of Directors to a court of law.  In the event of the occurrence of any of the events described above, the effective date of the termination of McDougall's consulting services with the Company ("For Cause Termination Date") shall be that date which is thirty (30) days after written notice of the termination of consulting services pursuant to this Section 5.(b) is provided by the Company to McDougall.  In the event of a termination of McDougall's employment For Cause, McDougall's right to receive all compensation and benefits hereunder shall terminate as of the For Cause Termination Date; provided, however, that McDougall shall be entitled to receive the compensation described in Section 3(a) hereof and other benefits earned and accrued, and to receive reimbursement for expenses incurred, on or prior to the For Cause Termination Date.

c.       Termination of Consulting Services Upon Disability.  If McDougall becomes permanently disabled as mutually agreed upon by the Board of Directors of the Company and McDougall (or, if the Board of Directors and McDougall cannot agree upon such permanent disability, a determination of permanent disability is made by a medical doctor selected jointly by the Company and McDougall), McDougall's consulting services with the Company shall terminate on the date on which the determination of permanent disability is reached (the "Disability Termination Date").  If McDougall's consulting services are terminated due to a permanent disability, McDougall shall continue to receive the compensation and benefits described in Section 3 hereof until November 3, 2006, unless earlier terminated as provided in Section 5(g) hereof.

d.      Termination of Consulting Services Without Cause.  If the Board of Directors, for reason other than death, permanent disability, or For Cause, desires to terminate McDougall's consulting services, such services shall terminate on that date which is ten (10) calendar days after the occurrence of such events.  If McDougall's consulting services are so terminated, McDougall shall continue to receive the compensation and benefits described in Section 3 hereof until November 3, 2006.

e.       Voluntary Termination of Consulting Services.  In the event that McDougall voluntarily terminates in writing his consulting services hereunder, McDougall's right to all compensation and benefits hereunder shall terminate as of the date of such termination (the "Voluntary Termination Date"), except that McDougall shall be entitled to receive the compensation described in Section 3 hereof and other benefits earned and accrued and reimbursement for expenses incurred, prior to the Voluntary Termination Date.

f.        Liquidated Damages.  McDougall and the Company agree that upon the termination of McDougall's consulting services as set forth in this Section 5. for any reason whatsoever, any payments received or receivable by McDougall pursuant to this Agreement shall constitute liquidated damages payable to McDougall.  McDougall expressly waives any right that he might have to additional damages relating to such termination of consulting services whether actual, consequential, punitive or otherwise.

g.       Conflict.  In the event that after a termination of McDougall's consulting services pursuant to Section 5(c) or 5(d) hereof, there is then an act or occurrence which would have allowed the Company to terminate McDougall's consulting services pursuant to Section 5(b) hereof had McDougall been serving as a consultant hereunder at the date of the act or occurrence, then McDougall's right to receive all compensation and benefits hereunder shall terminate as of that date which is thirty (30) days after written notice of such termination is provided by the Company to McDougall (the "Subsequent Termination Date"); provided, however, that McDougall shall be entitled to receive the compensation and benefits described in Section 5(c) or 5(d) hereof and earned and accrued, and to receive reimbursement for expenses incurred, on or prior to the Subsequent Termination Date.

6.                  Confidential Information.

a.       As further consideration for the promises of the Company contained in this Agreement, McDougall agrees not to use or cause to be used for McDougall's own benefit or for the benefit of any third parties or to disclose to any third party in any manner, directly or indirectly, any information of a confidential or proprietary nature, trade secrets, or any other knowledge or information, except that which is public knowledge, of or relating to the Company's business at any time during or after the Term, unless the Company has consented in writing to such use or disclosure.  McDougall further acknowledges that compliance with these restrictions is necessary to protect the Company's business and goodwill and that a breach may irreparably damage the Company, for which money damages may not be adequate.  Consequently, if McDougall breaches or threatens to breach any of these covenants, in addition to any other remedies which may be available to the Company, the Company shall be entitled to seek appropriate relief, and a court of law and/or jury shall determine what injunctive relief and/or damages, if any, will apply after a hearing with prior notice of both parties hereof.

b.      As further consideration for the promises of the Company contained in this Agreement, McDougall agrees that during the Term and thereafter, except as may be required in the performance of McDougall's duties hereunder, McDougall will not utilize for McDougall's own benefit or that of any third party, and will not disclose to any third party, McDougall's knowledge of or any information concerning the Company's internal organization, business structure, or the work assignments or capabilities of any of the Company's officers or employees without the Company's express prior written consent.

7.                  Restriction on Other Employment.

a.       As further consideration for the promises of the Company contained in this Agreement, McDougall agrees that during the Term, McDougall shall not directly or indirectly perform any services for any business, profession, or other endeavor, which is in the restaurant or foodservice business anywhere in the World.  Furthermore, for a period of three (3) years after the expiration of the Term, McDougall shall not directly or indirectly perform any services for any business, profession or other endeavor which is in the restaurant or foodservice business anywhere in the United States or any other country in which there is a restaurant owned and operated by the Company or one of its franchisees or licensees, or for which a development agreement has been signed providing for the development of a restaurant by a franchisee or a licensee.  The restrictions contained in this Section 7(a) shall also prohibit McDougall, without the prior written consent of the Company and during all stated time periods, from hiring, soliciting, or in any manner attempting to influence or induce any employee of the Company to leave the employment of the Company.  McDougall will not perform such services either as an employee, agent, independent contractor, owner, consultant or otherwise, except that McDougall may make passive, non-controlling investments in an entity in the restaurant or foodservice business in an amount not to exceed (i) five percent (5%) of the total equity interests in any publicly-traded entity and (ii) two percent (2%) of the total equity interests in any other such entity.  If while McDougall is receiving any compensation or other benefits pursuant to this Agreement, McDougall directly or indirectly performs any services for any business, profession or other endeavor which is in the restaurant of foodservice business anywhere in the United States or any other country in which there is a restaurant owned and operated by the Company or one of its franchisees or licensees, or for which a development agreement has been signed providing for the development of a restaurant by a franchisee or licensee, McDougall's right to receive such compensation and benefits hereunder shall terminate on that date which is thirty (30) days after written notice of the termination is provided by the Company to McDougall (the "Competition Termination Date") and McDougall's right to receive all compensation and benefits hereunder shall terminate as of the Competition Termination Date; provided, however, that McDougall shall be entitled to received the compensation and benefits earned and accrued and to receive reimbursement for expenses incurred, on or prior to the Competition Termination Date.

b.      McDougall acknowledges that his right to compete has been limited only to the extent necessary to protect the Company from unfair competition.  The parties acknowledge, however, that reasonable people may differ in making this determination.  Therefore, if this restrictive covenant's scope or enforceability is disputed, a court, jury or other trier of fact (including an arbitrator, if the parties so agree in writing) may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at that time and as may be necessary to render the covenant enforceable under applicable law.

c.       McDougall further acknowledges that compliance with these restrictions is necessary to protect the Company's business and goodwill and that a breach may irreparably damage the Company, for which money damages may not be adequate.  Consequently, if McDougall breaches or threatens to breach any of these covenants, in addition to any other remedies which may be available to the Company, the Company shall be entitled to seek appropriate relief, and a court of law and/or jury shall determine what injunctive relief and/or damages, if any, will apply after a hearing with prior notice to both parties hereto.

8.                  GOVERNING LAW.  THIS AGREEMENT SHALL BE SUBJECT TO AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

9.                  Assignment.  McDougall may not assign his rights and duties under this Agreement.  In the event of the sale by the Company of all or substantially all of its assets, the Company agrees that this Agreement and all of the obligations of Company hereunder shall be assumed by the purchaser of such assets.

10.              Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by certified, registered or express mail, postage prepaid, or sent by overnight courier.  Any such notice shall be deemed given when (a) so delivered personally, telegraphed, telexed or sent by facsimile transmission, (b) if mailed, five (5) days after the date of deposit in the United States mail, or (c) one (1) business day after such item is deposited with Federal Express or other generally recognized overnight courier, shipping charges prepaid, addressed to the appropriate party as follows:

If to McDougall:

Ron McDougall
40274 N. 105th Place
Scottsdale, Arizona 85262

If to the Company:

Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas 75240
Attn:  General Counsel

11.              Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.  This Agreement shall be binding upon the parties and their respective successors, heirs and permitted assigns.

12.              Waivers and Amendments.  This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

13.              Taxes.  Each party shall be responsible to pay such taxes as are required to be paid and/or withheld, as applicable, by each party pursuant to such laws.  In addition, each party shall be responsible to comply with all reporting, filing and other requirements in respect of such payments which are applicable to such party and neither party shall have any obligation or liability to the other party with respect to such other party's obligations hereunder, each party hereby agreeing to hold harmless and indemnify the other party from any claims made relating to the other party's failure to comply with such requirements.

14.              Survival.  The Company and McDougall agree that all terms and provisions of this Agreement that are expressly intended to survive the Term of this Agreement shall so survive and continue in full force and effect notwithstanding the expiration of the Term.

15.              Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.              Counterpart Execution.  This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year appearing in the first paragraph hereof.

   /s/ Ronald A. McDougall
Ronald A. McDougall

BRINKER INTERNATIONAL, INC.,
a Delaware corporation

By:   /s/ Douglas H. Brooks
            Douglas H. Brooks
            President and Chief Executive Officer